EXHIBIT 99.1

NEWS RELEASE

For Release: Tuesday, July 24, 2012, 3:05pm Central Time	Contact:	James Hennen, CFO
Phil Nalbone, VP
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS REPORTS SECOND QUARTER RESULTS

–	Net revenue increased 11% to $24.7 million, exceeding the top end of guidance
–	EPS increased 17% to $0.15, meeting the top end of guidance
–	Raising 2012 revenue guidance to a range of $97.5 million to $99.5 million and raising 2012 EPS guidance to a range of $0.57 to $0.59

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq:  VASC) today reported financial results for the second quarter ended June 30, 2012.  Net revenue was $24.7 million, an increase of 11% from $22.3 million in the second quarter of 2011, and exceeded the company’s guidance range of $24.1 million to $24.5 million. U.S. net revenue increased 12% to $20.7 million, while international net revenue grew 6% to $4.0 million.

Gross margin was 66.7% in the second quarter, an increase from 66.0% in the second quarter of 2011 and a modest decrease sequentially from 67.1% in the first quarter of 2012.  Most of the year-over-year improvement in gross margin during the second quarter was the result of the January 2012 purchase of the intellectual property relating to the Pronto® catheters, which resulted in the elimination of the royalty expenses on these products.

Operating income for the second quarter was $3.9 million, compared to $3.4 million in the year-ago quarter, an increase of 16%.  The operating margin was 15.9%, compared to 15.2% in the year-earlier quarter.

Net income improved by 10%, to $2.4 million from the year-earlier $2.2 million.  Earnings per diluted share for the second quarter were $0.15, compared to $0.13 in the second quarter of 2011, an increase of 17%.  The company’s guidance range for the second quarter earnings per diluted share was $0.13 - $0.15.

“We are pleased to report another very strong quarter of growth and increasing profitability as we continue to focus on solid execution,” said Howard Root, Chief Executive Officer of Vascular Solutions.  “We have exceeded expectations in each of the first two quarters of 2012, and as a result we are increasing our guidance for 2012 revenue and earnings as we strive to achieve our 9th consecutive year of double-digit revenue growth with expanding operating leverage and increasing profits.”

Second Quarter Net Revenue by Product Line

Net sales of catheter products, the company’s largest product line, were $15.4 million in the second quarter of 2012, an increase of 14% compared to the $13.5 million in the second quarter of 2011 and an increase of 4% on a sequential basis from $14.9 million in the first quarter of 2012.

Second quarter sales of the GuideLiner® catheter were $3.7 million, an increase of 41% from the $2.6 million in the year-ago quarter and an increase of 14% on a sequential basis from the $3.2 million in the first quarter of 2012.  The company received 510(k) clearance for the new V2 version of the GuideLiner and transitioned U.S. sales to the V2 version beginning in mid-December.  “We continue to see additional clinical benefits of the GuideLiner driving a broader adoption of the catheter both in the U.S. and international markets,” commented Mr. Root. “GuideLiner is quickly on its way to becoming the highest selling product in our broad portfolio of catheter products.”

Sales of Pronto® aspiration catheters were $5.1 million in the second quarter, constant on both a year-over-year and sequential basis.  “Our Pronto business will remain challenging due to competitive pricing pressures in the aspiration catheter market worldwide,” commented Mr. Root.  “As we announced previously, we have taken several steps to bolster our aspiration catheter business in 2012, starting with acquiring the Pronto intellectual property to enhance gross margin, improving the manufacturing costs on our new Pronto V4 catheter line, and launching in January a new line of large-sized aspiration catheters, called the XL™ extraction catheters, which target the peripheral and dialysis de-clot markets.”

Other catheter products driving the year-over-year sales increase in the second quarter were Micro-Introducer kits, which grew by 27%; the Langston® dual-lumen pressure measurement catheters, which grew by 16%; and interventional guidewires, which grew by 26%.  In addition, the SuperCross™ microcatheters showed an increase of 203%, helped by the introduction of the three angled-tip versions of the product line during the second half of 2011.  “We anticipate continued strong uptake of our SuperCross product line as we roll out the new FT, or flexible tip, version within the next couple of weeks,” Mr. Root said.

Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable and D-Stat Radial) were $5.8 million in the second quarter, a decrease of 3% from the year-earlier $6.0 million and a 2% decline on a sequential basis from the first quarter. “Ongoing competition in the femoral artery hemostat patch market continues to present growth challenges, but we believe the superiority of our D-Stat Dry and Thrombix® products will allow us to maintain our market-leading position in this category,” Mr. Root said.

“Looking ahead, we intend to leverage our recent acquisition of the Accumed™ wrist positioning splint to increase our emphasis on the sales of our products in the rapidly-growing radial artery access market, led by our D-Stat Radial, which had 18% growth during the second quarter,” Mr. Root said.  “In addition, the recent launch of our Gel-Block™ embolization pledgets, which leverages the significant biologics expertise that we have built up over many years within our hemostat business, is the first of several planned embolization products for Vascular Solutions, and we believe these products will also help us to revitalize growth in our hemostat category.”

In the vein products category, second quarter net revenue was $3.4 million, an increase of 33% from $2.6 million in the year-earlier quarter and a 16% improvement on a sequential basis from the $2.9 million recorded in the first quarter. Included in second quarter vein product revenue was $1.0 million from the reprocessing service for ClosureFAST® radiofrequency catheters that was launched in mid-January. “The successful launch of the reprocessing service for our competitor’s ClosureFAST vein ablation catheters has allowed us to restore growth to the vein products segment of our business and to significantly expand our footprint in the U.S. vein clinic market,” Mr. Root said.  “We intend to build off of this recent expansion in the vein market by selling more ancillary products for vein therapy procedures and by adding entirely new products to the mix, including the recently announced distribution agreement with VueTek Scientific for the Veinsite®, the only truly portable and hands-free vascular imaging system.”

Financial Guidance

Due to the strong first half results, Vascular Solutions is raising both its revenue and earnings guidance for 2012.   Prior guidance called for net revenue of between $96 million and $98 million and fully diluted earnings per share of between $0.53 and $0.57.

The company now expects net revenue to be between $97.5 million and $99.5 million for 2012.  The mid-point of the revised range represents an increase of 13% from $87.4 million in net revenue in 2011, excluding the impact of one-time accelerated licensing revenue of $2.6 million in 2011.

The company now expects net earnings for 2012 to be between $0.57 and $0.59 per fully diluted share. The mid-point of the increased EPS guidance range represents a 29% increase from $0.45 per share in 2011, excluding one-time contributions of $0.095 per share from accelerated license revenue and $0.02 per share from a reduction in estimated earn-out payments in 2011.  Included in the company’s earnings projection for 2012 are $2.9 million in non-cash stock-based compensation, $1.4 million in amortization of intangibles, and an assumed 39% income tax rate.

For the third quarter of 2012, the company is providing guidance for net revenue of between $24.5 million and $24.9 million, which at the mid-point would represent growth of 14% from the $21.7 million in net revenue for the third quarter of 2011, excluding the one-time accelerated licensing revenue of $2.6 million in the third quarter of 2011.  Net income for the third quarter is projected to be between $0.14 and $0.15 per diluted share. At the mid-point of the guidance range, EPS growth would be 45% from the $0.10 in EPS for the third quarter of 2011, again adjusted for the accelerated license revenue and reduction in the estimated earn-out payments in the third quarter of 2011.  Included in the net income projection for the third quarter of 2012 are $0.8 million in non-cash stock-based compensation, $0.3 million in amortization of intangibles, and an assumed 39% income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the second quarter with $11.0 million in cash and cash equivalents, up from $10.2 million at the end of the first quarter. During the second quarter, the company generated $5.2 million in cash from operations and used cash of $0.9 million for capital expenditures, $1.5 million to purchase the assets associated with the Accumed wrist positioning splint, and $2.8 million to repurchase 249,636 shares of common stock.  As previously reported, the Board of Directors in January authorized a stock repurchase plan for up to 1,000,000 shares before December 31, 2012. Through June 30, the company had repurchased 425,135 shares under that authorization, at an average price of $11.20 per share. The company continues to have no debt and has an unused $10 million bank line of credit.

“We continue to benefit from a strong balance sheet and good working capital flexibility,” Mr. Root said. “During the second quarter, we were able to maintain our flow of internally-developed new products while continuing to repurchase our stock and broadening our revenue opportunities through the tuck-in acquisition of the Accumed wrist positioning splint. This level of activity will continue to define our business strategy as we pursue opportunities to leverage our existing sales force’s call points in interventional cardiology, interventional radiology, electrophysiology and the vein market.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, July 31, 2012, by dialing 1-888-203-1112 and entering conference ID# 4476745.  A recording of the call will also be archived on the Company’s web site, www.vasc.com until Tuesday, July 31, 2012.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue:
Product revenue	$24,650	$22,059	$48,356	$43,130
License revenue	87	212	175	425
Total revenue	24,737	22,271	48,531	43,555

Product costs and operating expenses:
Cost of goods sold	8,231	7,571	16,069	14,799
Research and development	2,953	2,355	6,028	4,734
Clinical and regulatory	1,172	1,121	2,304	2,222
Sales and marketing	6,490	6,171	13,091	12,487
General and administrative	1,613	1,446	3,299	2,779
Amortization	338	212	673	409
Operating earnings	3,940	3,395	7,067	6,125

Interest expense	(3)	(4)	(6)	(7)
Interest income	-	4	-	8
Foreign exchange gain/(loss)	(25)	87	(21)	126
Earnings before tax	3,912	3,482	7,040	6,252

Income tax expense	(1,528)	(1,323)	(2,748)	(2,382)
Net earnings	$2,384	$2,159	$4,292	$3,870

Net earnings per share - basic	$0.15	$0.13	$0.27	$0.23
Weighted average shares used in calculating - basic	15,855	16,561	15,951	16,614
Net earnings per share - diluted	$0.15	$0.13	$0.26	$0.23
Weighted average shares used in calculating - diluted	16,242	17,176	16,310	17,196

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$10,956	$13,726
Accounts receivable, net	13,325	11,728
Inventories	14,540	14,788
Prepaid expenses	1,344	1,624
Current portion of deferred tax assets	5,500	5,500
Total current assets	45,665	47,366
Property and equipment, net	6,342	5,607
Goodwill	8,583	8,117
Intangible assets, net	11,391	7,948
Deferred tax assets, net of current portion and liabilities	5,119	7,445
Total assets	$77,100	$76,483

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$8,405	$8,716

Long-term deferred revenue and contingent consideration, net of current portion	927	1,061

Shareholders’ equity:
Total shareholders’ equity	67,768	66,706
Total liabilities and shareholders’ equity	$77,100	$76,483
Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net earnings	$2,384	$2,159	$4,292	$3,870
Expenses:
Amortization of intangibles(1)	338	212	673	409
Adjustment of contingent consideration(2)	-	-	96	-
Non-cash stock-based compensation	746	696	1,463	1,186
Income tax expense	1,528	1,323	2,748	2,382

(1)
On April 30, 2010 the company acquired the assets related to the SmartNeedle® products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius Medical Technologies, Inc. (Radius).  On January 27, 2011 the company acquired the assets related to the Guardian® hemostasis valves from Zerusa Limited.  On December 22, 2011, the company entered into a license agreement with Northeast Scientific, Inc (NES) whereby the company acquired the exclusive rights to NES’ reprocessing services for the ClosureFAST radiofrequency catheter in the United States for a term of five years.   On January 6, 2012, the company entered into an agreement with Dr. Pedro Silva and his affiliates, whereby the company acquired the intellectual property relating to the company’s Pronto catheters.  On June 11, 2012 the company acquired the assets related to the Accumed wrist positioning splint product from Accumed Systems, Inc.  As part of these asset and license purchases, the company allocated $13.3 million to purchased technology and other intangibles that is being amortized over a period of 5 – 11 years.

(2)
On March 31, 2012, in accordance with accounting rules (ASC 805), the company reduced by $96,000 its estimate of the future earn-out payments to be made in connection with the October 2010 acquisition of the snare and retrieval product line business of Radius, which reduced general and administrative expenses by the same amount.  The Company may make additional adjustments in its estimate of the earn-out in future periods as warranted by future sales results of the snare and retrieval products.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 60 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of Tyco Healthcare Group, LP., and Veinsite, which is a registered trademark of VueTek Scientific LLC.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.
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